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                                                   OMB Number:        3235-0145
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                                                   hours per response . . .14.90
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No. ________ )*


                       InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   457214 10 4
                             -----------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)
                               Page 1 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page  2   of 25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners II, L.P.                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,750,000 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,750,000 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,750,000 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 2 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page  3   of 25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners (Adjunct) II, L.P.                      |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,750,000 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,750,000 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,750,000 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 3 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page  4  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners (GS-Adjunct) II, L.P.                   |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,750,000 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,750,000 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,750,000 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 4 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page  5   of 25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  OBP Management II, L.P.                                            |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,750,000 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,750,000 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,750,000 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 5 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page  6   of 25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners (Bermuda) II, Limited Partnership       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,750,000 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,750,000 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,750,000 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 6 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page  7   of 25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  OBP Management (Bermuda) II Limited Partnership                    |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,750,000 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,750,000 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,750,000 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 7 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page  8   of 25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  OBP Management (Bermuda) II Ltd.                                   |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Company                                                    |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,750,000 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,750,000 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,750,000 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                               Page 8 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page  9   of 25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Edmund M. Olivier                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,750,000 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,750,000 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,750,000 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                               Page 9 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 10   of 25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Cornelius T. Ryan                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,750,000 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,750,000 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,750,000 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                               Page 10 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 11   of 25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Alan G. Walton                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,750,000 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,750,000 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,750,000 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                               Page 11 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 12   of 25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Jonathan J. Fleming                                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  (SEE INSTRUCTIONS)                                        (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  1,750,000 Shares                                 |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  1,750,000 Shares                                 |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,750,000 Shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                [ ]  |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  7.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                               Page 12 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 13   of 25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



NOTE: This Statement on Schedule 13G is being filed on behalf of (i) Oxford Bioscience Partners II, L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) II, L.P., a Delaware limited partnership; (iii) Oxford Bioscience Partners (GS-Adjunct) II, L.P., a Delaware limited partnership; (iv) OBP Management II, L.P., a Delaware limited partnership; (v) Oxford Bioscience Partners (Bermuda) II Limited Partnership, a Bermuda limited partnership; (vi) OBP Management (Bermuda) II Limited Partnership, a Bermuda limited partnership; (vii) OBP Management (Bermuda) II Ltd., a Bermuda company;
(viii) Edmund M. Olivier; (ix) Cornelius T. Ryan; (x) Alan G. Walton and (xi) Jonathan J. Fleming.


Item 1(a).  Name of Issuer:  InKine Pharmaceutical Company, Inc.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            Sentry Park East, 1720 Walton Road, Blue Bell, Pennsylvania 19422

             Item 2(a)                            Item 2(b)             Item 2(c)
             ---------                            ---------             ---------
                                                                  Citizenship or Place
       Name of Person Filing                       Address          of Organization
       ---------------------                       -------          ---------------
Oxford Bioscience Partners II, L.P.   Oxford Bioscience Partners         Delaware
     ("OBP II")                       315 Post Road West
                                      Westport, CT 06880


Oxford Bioscience Partners            Oxford Bioscience Partners         Delaware
     (Adjunct) II, L.P. ("OBP         315 Post Road West
     Adjunct II")                     Westport, CT 06880


Oxford Bioscience Partners            Oxford Bioscience Partners         Delaware
     (GS-Adjunct) II, L.P. ("OBP      315 Post Road West
     GS-Adjunct II")                  Westport, CT 06880


OBP Management II, L.P. ("OBP         Oxford Bioscience Partners         Delaware
     Management II"), the general     315 Post Road West
     partner of OBP II, OBP Adjunct   Westport, CT 06880
     II and OBP GS-Adjunct II


Oxford Bioscience Partners            Richmond House                     Bermuda
     (Bermuda) II Limited             Par-la-Ville Road
     Partnership ("OBP Bermuda II")   Hamilton, Bermuda


OBP Management (Bermuda) II Limited   Richmond House                     Bermuda
     Partnership ("OBP Management     Par-la-Ville Road
     Bermuda II"), the general        Hamilton, Bermuda
     partner of OBP Bermuda II

                               Page 13 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 14  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

OBP Management (Bermuda) II Ltd.      Richmond House                     Bermuda
     ("OBP Bermuda II Ltd"), the      Par-la-Ville Road
     corporate general partner of     Hamilton, Bermuda
     OBP Management Bermuda II


Edmund M. Olivier, a general          Oxford Bioscience Partners         United States
     partner of OBP Management II     650 Town Center Drive
     and OBP Management Bermuda II    Costa Mesa, California  92626


Cornelius T. Ryan, a general          Oxford Bioscience Partners         United States
     partner of OBP Management II     315 Post Road West
     and OBP Management Bermuda II    Westport, CT 06880


Alan G. Walton, a general partner     Oxford Bioscience Partners         United States
     of OBP Management II and OBP     315 Post Road West
     Management Bermuda II            Westport, CT 06880


Jonathan J. Fleming, a general        Oxford Bioscience Partners         United States
     partner of OBP Management II     31 St. James Avenue, Suite 570
     and OBP Management Bermuda II    Boston, MA 02116


Item 2(d).  Title of Class of Securities:  Common Stock, $.0001 par value.
            ----------------------------

Item 2(e).  CUSIP Number:  457 214 10 4
            ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or
            ---------------------------------------------------------
            13d-2(b), check whether the person filing is a:
            ----------------------------------------------

            (a) [ ] Broker or Dealer registered under Section 15 of the
                    Securities Exchange Act of 1934 (the "Act").

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940.

            (e) [ ] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940.

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

            (g) [ ] Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G) of the Act.

            (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                    Act.

            None of the above.

                               Page 14 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 15  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------
Item 4.     Ownership.
            ---------
            (a) Amount Beneficially Owned: As of December 31, 1998, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                  OBP II:                                    1,000,335 Shares
                  OBP Adjunct II:                            0 Shares
                  OBP GS-Adjunct II:                         0 Shares
                  OBP Management II:                         0 Shares
                  OBP Bermuda II:                            749,665 Shares
                  OBP Management Bermuda II:                 0 Shares
                  OBP Bermuda II Ltd:                        0 Shares
                  Mr. Olivier:                               0 Shares
                  Mr. Ryan:                                  0 Shares
                  Mr. Walton:                                0 Shares
                  Mr. Fleming:                               0 Shares

            By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Bermuda II may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. Messrs. Ryan, Walton, Olivier and Fleming are general partners of both OBP Management II, the general partner of OBP II, and OBP Management Bermuda II, the general partner of OBP Bermuda II. Therefore, each of Messrs. Ryan, Walton, Olivier and Fleming may be deemed to own beneficially the shares held by OBP II and OBP Bermuda II.

            (b) Percent of Class:

                  OBP II:                                    7.7%
                  OBP Adjunct II:                            7.7%
                  OBP GS-Adjunct II:                         7.7%
                  OBP Management II:                         7.7%
                  OBP Bermuda II:                            7.7%
                  OBP Management Bermuda II:                 7.7%
                  OBP Bermuda II Ltd:                        7.7%
                  Mr. Olivier:                               7.7%
                  Mr. Ryan:                                  7.7%
                  Mr. Walton:                                7.7%
                  Mr. Fleming:                               7.7%

            The foregoing percentages are calculated based on the 22,703,175 share of Common Stock reported to be outstanding as of November 12, 1998 in the Quarterly Report on Form 10-QSB of InKine Pharmaceutical Company, Inc. for the quarter ended September 30, 1998, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote:

                  OBP II:                                    0 Shares
                  OBP Adjunct II:                            0 Shares
                  OBP GS-Adjunct II:                         0 Shares
                  OBP Management II:                         0 Shares
                  OBP Bermuda II:                            0 Shares
                  OBP Management Bermuda II:                 0 Shares
                  OBP Bermuda II Ltd:                        0 Shares
                  Mr. Olivier:                               0 Shares
                  Mr. Ryan:                                  0 Shares

                               Page 15 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 16  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

                  Mr. Walton:                                0 Shares
                  Mr. Fleming:                               0 Shares

                  (ii) shared power to vote or to direct the vote:

                  OBP II:                                    1,750,000 Shares
                  OBP Adjunct II:                            1,750,000 Shares
                  OBP GS-Adjunct II:                         1,750,000 Shares
                  OBP Management II:                         1,750,000 Shares
                  OBP Bermuda II:                            1,750,000 Shares
                  OBP Management Bermuda II:                 1,750,000 Shares
                  OBP Bermuda II Ltd:                        1,750,000 Shares
                  Mr. Olivier:                               1,750,000 Shares
                  Mr. Ryan:                                  1,750,000 Shares
                  Mr. Walton:                                1,750,000 Shares
                  Mr. Fleming:                               1,750,000 Shares

                  (iii) sole power to dispose or to direct the disposition of:

                  OBP II:                                    0 Shares
                  OBP Adjunct II:                            0 Shares
                  OBP GS-Adjunct II:                         0 Shares
                  OBP Management II:                         0 Shares
                  OBP Bermuda II:                            0 Shares
                  OBP Management Bermuda II:                 0 Shares
                  OBP Bermuda II Ltd:                        0 Shares
                  Mr. Olivier:                               0 Shares
                  Mr. Ryan:                                  0 Shares
                  Mr. Walton:                                0 Shares
                  Mr. Fleming:                               0 Shares

                  (iv) shared power to dispose or to direct the disposition of:

                  OBP II:                                    1,750,000 Shares
                  OBP Adjunct II:                            1,750,000 Shares
                  OBP GS-Adjunct II:                         1,750,000 Shares
                  OBP Management II:                         1,750,000 Shares
                  OBP Bermuda II:                            1,750,000 Shares
                  OBP Management Bermuda II:                 1,750,000 Shares
                  OBP Bermuda II Ltd:                        1,750,000 Shares
                  Mr. Olivier:                               1,750,000 Shares
                  Mr. Ryan:                                  1,750,000 Shares
                  Mr. Walton:                                1,750,000 Shares
                  Mr. Fleming:                               1,750,000 Shares

            Each of OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Management II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd, Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaims beneficial ownership of any shares of Common Stock of InKine Pharmaceutical Company, Inc., except any shares held directly of record.

Item 5.     Ownership of Five Percent or Less of a Class.

                               Page 16 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 17  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check
            the following:                                                 [ ]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
            ---------------------------------------------------------------

            Not applicable.


Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company.
            ------------------------------------------------------------

            Not applicable.


Item 8.     Identification and Classification of Members of the Group.
            ---------------------------------------------------------

            Not applicable. OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Bermuda II, OBP Management Bermuda II, OBP Bermuda II Ltd, Mr. Olivier, Mr. Ryan, Mr. Walton and Mr. Fleming expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H) of the Act.


Item 9.     Notice of Dissolution of Group.
            ------------------------------

            Not applicable.


Item 10.    Certification.
            -------------

            Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                               Page 17 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 18  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   February 12, 1999

                      OXFORD BIOSCIENCE PARTNERS II L.P.

                      By:  OBP Management II L.P., its general partner

                           By:          *
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner

                      OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II, L.P.

                      By:  OBP Management II, L.P., its general partner

                           By:          *
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner

                      OXFORD BIOSCIENCE PARTNERS
                      (GS - ADJUNCT) II, L.P.

                      By:  OBP Management II, L.P., its general partner

                           By:          *
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner

                      OXFORD BIOSCIENCE MANAGEMENT PARTNERS II

                           By:          *
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner

                      OXFORD BIOSCIENCE PARTNERS (BERMUDA) II
                      LIMITED PARTNERSHIP

                      By: OBP Management (Bermuda) II Limited Partnership, its general partner

                           By:          *
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner

                      OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                      By:  OBP Management (Bermuda) II Ltd.,
                           its general partner

                               Page 18 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 19  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

                           By:          *
                           --------------------------------------------
                           Jonathan J. Fleming
                           Director

                      OBP MANAGEMENT (BERMUDA) II LTD.

                           By:          *
                           Jonathan J. Fleming
                           Director


                      *
                      --------------------------------------------
                      Cornelius T. Ryan


                      *
                      --------------------------------------------
                      Alan G. Walton


                      *
                      --------------------------------------------
                      Edmund M. Olivier


                      *
                      --------------------------------------------
                      Jonathan J. Fleming


                                   *
                                   --------------------------------------------
                                   Jeffrey M. Held
                                   Attorney-in-Fact


         This Schedule 13G was executed by Jeffrey M. Held pursuant to the Power of Attorney filed with the Securities and Exchange Commission herewith as
Exhibit 2.

                               Page 19 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 20  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

                                    Exhibit 1

                                    AGREEMENT

         Pursuant to Rule 13-d1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of InKine Pharmaceutical Company, Inc.


Dated:   February 7, 1999


                      OXFORD BIOSCIENCE PARTNERS II L.P.

                      By:  OBP Management II L.P., its general partner

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner

                      OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II, L.P.

                      By:  OBP Management II, L.P., its general partner

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner

                      OXFORD BIOSCIENCE PARTNERS
                      (GS - ADJUNCT) II, L.P.

                      By:  OBP Management II, L.P., its general partner

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner

                      OXFORD BIOSCIENCE MANAGEMENT PARTNERS II

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner

                      OXFORD BIOSCIENCE PARTNERS (BERMUDA) II
                      LIMITED PARTNERSHIP

                      By: OBP Management (Bermuda) II Limited Partnership, its general partner

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner

                      OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                      By:  OBP Management (Bermuda) II Ltd., its general partner

                               Page 20 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 21  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           Director

                      OBP MANAGEMENT (BERMUDA) II LTD.

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           Director


                       /s/ Cornelius T. Ryan
                           --------------------------------------------
                           Cornelius T. Ryan


                       /s/ Alan G. Walton
                           --------------------------------------------
                           Alan G. Walton


                       /s/ Edmund M. Olivier
                           --------------------------------------------
                           Edmund M. Olivier


                       /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming

                               Page 21 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 22  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

                                    Exhibit 2

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Raymond N. Charest, Jeffrey M. Held, and Amy B. Rensko, and any one of them acting singly, the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of the undersigned as an individual or on behalf of the undersigned's holding company, as the case may be, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc. granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as the undersigned might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Notwithstanding the foregoing, this Power of Attorney shall expire automatically upon the cessation of the undersigned's reporting obligations pursuant to sections 13 and 16 of the Exchange Act or on the date that each attorney-in-fact is no longer employed in their current capacities.



                  (REMAINDER OF PAGE LEFT INTENTIONALLY BLANK)









                               Page 22 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 23  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------



IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 1999.


                      OXFORD BIOSCIENCE PARTNERS L.P.

                      By:  OBP Management L.P., its general partner

                           By: /s/ Cornelius T. Ryan
                           --------------------------------------------
                           Cornelius T. Ryan
                           General Partner


                      OXFORD BIOSCIENCE PARTNERS (BERMUDA) LIMITED PARTNERSHIP

                      By: OBP Management (Bermuda) Limited Partnership, its general partner

                           By: /s/ Cornelius T. Ryan
                           --------------------------------------------
                           Cornelius T. Ryan
                           General Partner


                      OBP MANAGEMENT L.P.

                           By: /s/ Cornelius T. Ryan
                           --------------------------------------------
                           Cornelius T. Ryan
                           General Partner


                      OBP MANAGEMENT (BERMUDA) LTD.

                           By: /s/ Edmund M. Olivier
                           --------------------------------------------
                           Edmund M. Olivier
                           Director


                      OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                           By: /s/ Cornelius T. Ryan
                           --------------------------------------------
                           Cornelius T. Ryan
                           General Partner


                      OXFORD BIOSCIENCE PARTNERS (ADJUNCT), L.P.

                      By:  OBP Management, L.P., its general partner

                           By: /s/ Cornelius T. Ryan
                           --------------------------------------------
                           Cornelius T. Ryan
                           General Partner


                      OXFORD BIOSCIENCE MANAGEMENT PARTNERS II

                           By: /s/ Cornelius T. Ryan
                           --------------------------------------------
                           Cornelius T. Ryan
                           General Partner

                               Page 23 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 24  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

                      OXFORD BIOSCIENCE PARTNERS II L.P.

                      By:  OBP Management II L.P., its general partner

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner


                      OXFORD BIOSCIENCE PARTNERS (BERMUDA) II
                      LIMITED PARTNERSHIP

                      By: OBP Management (Bermuda) II Limited Partnership, its general partner

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner


                      OBP MANAGEMENT II, L.P.

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner


                      OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                      By:  OBP Management (Bermuda) II Ltd., its general partner

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           Director


                      OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II, L.P.

                      By:  OBP Management II, L.P., its general partner

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner


                      OBP MANAGEMENT (BERMUDA) II LTD.

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           Director

                               Page 24 of 25 pages

----------------------------------                   ---------------------------
|CUSIP NO. 457214 10 4           |   13G            |   Page 25  of  25 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------


                      OXFORD BIOSCIENCE PARTNERS
                      (GS - ADJUNCT) II, L.P.

                      By:  OBP Management II, L.P., its general partner

                           By: /s/ Jonathan J. Fleming
                           --------------------------------------------
                           Jonathan J. Fleming
                           General Partner


                       /s/ Cornelius T. Ryan
                       ------------------------------------------------
                           Cornelius T. Ryan


                       /s/ Alan G. Walton
                       ------------------------------------------------
                           Alan G. Walton


                       /s/ Edmund M. Olivier
                       ------------------------------------------------
                           Edmund M. Olivier


                       /s/ Jonathan J. Fleming
                       ------------------------------------------------
                           Jonathan J. Fleming

                               Page 25 of 25 pages